News Release

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
First Senior Vice President
Director of Marketing & Public Relations
973-305-4005

VALLEY NATIONAL BANCORP COMPLETES ITS MERGER

OF STATE BANCORP, INC.

WAYNE, N.J. – Friday, December 30, 2011 – Valley National Bancorp (NYSE: VLY) (“Valley”), the holding company of Valley National Bank, announced that the Certificates of Merger have been filed with the States of New York and New Jersey relating to its merger with State Bancorp, Inc. (Nasdaq:STBC). The merger will be effective January 1, 2012.

Valley will issue approximately 17 million shares of common stock in the transaction. The shareholders of State Bancorp will receive a fixed one-for-one exchange ratio for Valley common stock.

“We are very excited about the benefits that are expected from integrating the two companies. Our expansion into this attractive area of the Long Island market should provide many additional lending, retail, and wealth management service opportunities to further strengthen our New York Metropolitan operations,” said Gerald H. Lipkin, Chairman, President & CEO of Valley. Mr. Lipkin added, “The merger provides us the uniquely qualified staff of State Bancorp, with the knowledge and experience to serve the local customer needs, combined with Valley’s strong resources and extensive line of services and products to be successful in this very competitive marketplace. We expect these synergies will provide the invaluable services that today’s customers demand, while expanding the recognition of the Valley brand, and ultimately benefiting our shareholders.”

In conjunction with the merger, Mr. Jeffrey S. Wilks was appointed to the board of directors for both Valley and Valley National Bank. Mr. Wilks is a Principal and Executive Vice President of Spiegel Associates, a private real estate ownership and development company, and is a former Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Mr. Wilks served as a director of State Bancorp since 2001.

State Bank of Long Island, State Bancorp’s subsidiary commercial bank with 16 branches located in Nassau, Suffolk, Queens and Manhattan, was merged into Valley National Bank. Full systems integration is expected to be completed during the first quarter of 2012 and is anticipated to be a relatively seamless transition for all customers.

About Valley

Valley is a regional bank holding company headquartered in Wayne, New Jersey with nearly $16 billion in assets after the acquisition of State Bancorp. Its principal subsidiary, Valley National Bank, currently operates 211 branches in 147 communities serving 16 counties throughout northern and

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

News Release

central New Jersey, Manhattan and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 800-522-4100.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties and our actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements in addition to those risk factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 include, but are not limited to: a severe decline in the general economic conditions of Long Island, New York; the inability to realize expected cost savings and revenue synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; and the inability to retain State Bancorp’s customers and employees.

We assume no obligation to update or revise such forward-looking statements even if experience or changes in our expectations at any time show that the expected results will not be realized.

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com